EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

Stryker Corporation,

Lauderdale Merger Corporation

and

MAKO Surgical Corp.

Dated

September 25, 2013

ARTICLE I

MERGER AND CONVERSION OF SHARES

i

Index of Defined Terms

Defined Term	Page

Agreement	1
Alternative Proposal	42
Antitrust Law	56
Benefit Plan	16
Book-Entry Share	3
Business Day	56
Certificate	3
Change of Recommendation	40
Cleanup	26
Closing	2
Closing Date	2
Code	56
Company	1
Company Board of Directors	1
Company Board Recommendation	11
Company Common Stock	1
Company Disclosure Schedule	7
Company ESPP	6
Company Financial Advisor	32
Company Intellectual Property	56
Company Material Adverse Effect	8
Company Permits	25
Company SEC Documents	12
Company Stockholder Approval	11
Company Stockholder Meeting	11
Company Warrants	6
Confidentiality Agreement	56
Continuing Employee	48
Contract	12
Controlled Group Liability	16
December 2004 Warrants	6
Delaware Court	60
DGCL	1
Dissenting Shares	5
Divestiture Action	47
Divestiture Agreement	48
Effective Time	2
Encumbrances	56
Environmental Claim	27
Environmental Laws	27
ERISA	16
ERISA Affiliate	16
Exchange Act	7
FDA	28
FDA Laws	56
Federal Health Care Program	56
Federal Health Care Program Laws	30
Federal Privacy and Security Regulations	31
Financial Statements	12
GAAP	13
Governmental Entity	56
Hazardous Substances	27
HIPAA	30
HSR Act	12
Intellectual Property	56
Intervening Event	42

Intervening Event Notice	41
knowledge	57
Law	57
Leased Real Property	21
Material Contracts	20
Material Licenses	20
May 2012 Warrants	6
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
Multiemployer Pension Plans	16
NASDAQ	12
October 2008 Call Warrants	6
October 2008 Warrants	6
Option	6
Option Consideration	6
Option Plans	6
Order	57
Outside Date	53
Parent	1
Parent Material Adverse Effect	34
Paying Agent	3
Pension Plans	16
Permitted Encumbrances	57
Person	9
Proxy Statement	32
Public Official	28
Registered Intellectual Property	58
Registrations	58
Regulatory Authority	58
Representatives	39
Restricted Stock	6
SEC	7
Securities Act	58
SSA	30
Sublease	21
Subsidiary	8
Superior Proposal	42
Superior Proposal Notice	41
Surviving Corporation	1
Tax	58
Tax Return	58
Taxing Authority	58
Termination Fee	55
Voting Debt	9

v

AGREEMENT AND PLAN OF MERGER

                              AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated September 25, 2013, by and among Stryker Corporation, a Michigan corporation (“Parent”), Lauderdale Merger Corporation, a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent (“Merger Sub”), and MAKO Surgical Corp., a Delaware corporation (the “Company”).

                              WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), pursuant to which, except as expressly provided by Section 2.1, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration;

                              WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) (i) has unanimously determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the stockholders of the Company; (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) has unanimously recommended that the stockholders of the Company approve the adoption of this Agreement; and

                              WHEREAS, each of the Board of Directors of Parent and Merger Sub has approved this Agreement and the transactions contemplated by this Agreement.

                              NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

MERGER AND CONVERSION OF SHARES

                    Section 1.1          The Merger.

                                     (a)       Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Delaware; and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth herein and in the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

                                     (b)       The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation.

                                     (c)       The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “MAKO Surgical Corp.”, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

                    Section 1.2          Effective Time. Subject to the terms and conditions of this Agreement, at the Closing, Parent, Merger Sub and the Company shall cause the appropriate Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and time on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time as agreed upon by the parties, such time hereinafter referred to as the “Effective Time.”

                    Section 1.3          Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time, on a date to be specified by the parties, such date to be no later than the second (2nd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, unless another date or place is agreed to in writing by the parties hereto.

                    Section 1.4          Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

                    Section 1.5          Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

                    Section 2.1          Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or the holders of the common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

                                     (a)       Each outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                                     (b)       All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent, in each case, if any, shall be cancelled, and no consideration shall be delivered in exchange therefor.

                                     (c)        Each outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive $30 per share of Company Common Stock, in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender in accordance with Section 2.2.

                    Section 2.2          Paying Agent.

                                     (a)       Prior to the Effective Time, Parent shall designate an agent reasonably acceptable to the Company (the “Paying Agent”) for the holders of shares of Company Common Stock in connection with the Merger and to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). At or prior to the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the shares of Company Common Stock; provided that (i) no such investment shall relieve Parent from making the payments required by this Article II; (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement; and (iii) such investments shall be in short-term obligations of the United States of America or short-term obligations guaranteed by the United States of America (or funds that invest in such obligations). Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock.

                                     (b)        As promptly as practicable (and in any event not later than the third (3rd) Business Day) after the Effective Time, the Paying Agent shall mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent or to such other agent or agents reasonably acceptable to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition precedent of payment that (x) any Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration.

                                     (c)       At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive the Merger Consideration as provided herein or as otherwise provided by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                                     (d)       At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                                     (e)       If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

                                     (f)       Without limiting any of the provisions of this Agreement, including the restrictions contained in Section 5.1, if, at any time between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and proportionately adjusted.

                    Section 2.3         Dissenting Shares.

                                     (a)       Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and who does properly demand appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration and shall entitle such holder only to payment for such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal of its shares of Company Common Stock. If after the Effective Time such holder fails to perfect or such holder waives, withdraws or otherwise loses such holder’s right to appraisal, each such share of Company Common Stock shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration, upon surrender of the Certificates or Book-Entry Shares representing such shares of Company Common Stock pursuant to Section 2.2.

                                     (b)       The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the right to participate in and direct all negotiations and proceedings with respect to such demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle any such demands.

                    Section 2.4          Company Equity Plans.

                                     (a)       At the Effective Time, each option to purchase shares of Company Common Stock, whether granted under the Company’s 2004 Stock Incentive Plan or 2008

Omnibus Incentive Plan (collectively, the “Option Plans”) or otherwise (each, an “Option”), that is outstanding and unexercised immediately prior thereto shall become fully vested immediately prior to the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Option be cancelled and converted into the right to receive from the Company at the Effective Time a cash payment (without interest) equal to the product of (i) the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Option; and (ii) the number of shares subject to such Option as of the Effective Time (the “Option Consideration”). As of the Effective Time, all Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration and with respect to Section 15 of the 2008 Omnibus Incentive Plan.

                                     (b)       At the Effective Time, each award of shares of restricted Company Common Stock granted under the Option Plans (each, an award of “Restricted Stock”) that is outstanding immediately prior thereto shall become fully vested as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Restricted Stock be cancelled and converted into the right to receive from the Surviving Corporation immediately after the Effective Time a cash payment (without interest) equal to the product of (A) the Merger Consideration and (B) the number of shares subject to such Restricted Stock award.

                                     (c)       The Company shall take all actions necessary so that the Company 2008 Employee Stock Purchase Plan (the “Company ESPP”) shall terminate on the earlier to occur of (i) the day following the last day of the Offering Period and Purchase Period (each as defined under the Company ESPP) in effect as of the date of this Agreement or (ii) immediately prior to and effective as of the Effective Time. In the case of termination of the Company ESPP pursuant to clause (ii), the Offering Period and Purchase Period then in effect shall be deemed to have ended on the date that is the last trading day prior to such termination in accordance with Section 28.c of the Company ESPP and any rights of participants in the Company ESPP with respect to such Offering Period and Purchase Period will be automatically exercised on such trading day.

                                     (d)       Prior to the Effective Time, the Company shall take all necessary action to effect the treatment of the Option Plans, Company ESPP and Options and Restricted Stock set forth in this Section 2.4, including issuing any required notices and obtaining any and all necessary consents.

                    Section 2.5          Company Warrants.

                                     (a)       None of the warrants that the Company issued in (i) December 2004 in connection with an equity financing (the “December 2004 Warrants”); (ii) October 2008 in connection with an equity financing (the “October 2008 Warrants”); (iii) October 2008 in connection with a right to require certain investors to purchase additional shares of Company Common Stock and warrants of the Company (the “October 2008 Call Warrants”); and (iv) May 2012 in connection with a financing commitment (the “May 2012 Warrants” and collectively with the December 2004 Warrants, the October 2008 Warrants and the October 2008 Call Warrants, the “Company Warrants”), shall be assumed by Parent or Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement. From and after the Effective Time, each unexercised Company Warrant that was outstanding immediately prior to the Effective Time shall, in accordance with the terms of the applicable Company Warrant, no longer be exercisable for any capital stock of the Surviving Corporation, but shall only be exercisable or cancelled, as applicable, in accordance with the terms of the applicable Company Warrant in exchange for the Merger Consideration.

                                     (b)       The Company shall take all actions as may be necessary to comply with all of the terms and conditions of the Company Warrants in connection with the Merger and the other transactions contemplated by this Agreement, including delivery of the notice required for each Company Warrant. The Company shall take all such actions in compliance with applicable Law. Prior to taking any such actions, the Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on any related notices, filings or other documents.

                    Section 2.6          Withholding. Parent, the Surviving Corporation, the Paying Agent (or any paying agent in the Merger) or the Company shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation, the Paying Agent (or any paying agent in the Merger) or the Company are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation, the Paying Agent (or any paying agent in the Merger) or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates, Book-Entry Shares, Company Warrants, Options or Restricted Stock or other payee in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                              Except as (i) set forth in the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any Section or Subsection of the Company Disclosure Schedule to which the relevance of such item is reasonably apparent) or (ii) other than with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6, disclosed in the Company SEC Documents filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”) since January 1, 2013 and at least five (5) Business Days prior to the date of this Agreement, excluding any disclosures set forth in any section of any such documents entitled “Risk Factors” or “Cautionary Statement Relevant to Forward Looking Statements” or in any other portion of such documents to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, the Company represents and warrants to Parent and Merger Sub as set forth below:

                    Section 3.1          Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the Certificate of Incorporation and Bylaws of the Company as presently in effect. The Company has made available to Parent true, complete and correct copies of the minutes of, and resolutions approved and adopted at, all meetings of the Company Board of Directors, held since January 1, 2011 through August 30, 2013. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. As used in this Agreement, “Company Material Adverse Effect” means any effect, change, development, event or occurrence that has a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company; provided, however, that any effect, change, development, event or occurrence resulting from or arising out of the following will not in itself be deemed to constitute a Company Material Adverse Effect and will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) changes in the economy or financial or securities markets generally; (b) changes in the medical device industry generally; (c) seasonal changes to the results of operations of the Company in the ordinary course of business consistent with past practice; (d) in and of itself, any change in the Company’s stock price or trading volume or any failure by the Company to meet any internal or external revenue, earnings or other similar projections, forecasts or predictions (it being understood that any effect, change, development, event or occurrence giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect); (e) political conditions or developments in general; (f) any act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis; (g) changes in Laws (or interpretations or enforcement thereof) or GAAP (or interpretations thereof); (h) the public announcement or pendency of the Merger or the other transactions contemplated hereby or the identity of Purchaser; or (i) matters described on Section 3.9(b) of the Company Disclosure Schedule; except in the cases of clauses (a), (b), (e), (f) and (g), to the extent the Company is disproportionately affected thereby in relation to other companies in the medical device industry.

                    Section 3.2          Subsidiaries and Affiliates. The Company does not (a) have any Subsidiaries or (b) except as set forth on Section 3.2(b) of the Company Disclosure Schedule, own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any business. As used in this Agreement, the term “Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership); and the term “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                    Section 3.3          Capitalization.

                                     (a)       The authorized capital stock of the Company consists of (i) 135,000,000 shares of Company Common Stock and (ii) 27,000,000 shares of undesignated preferred stock. As of September 20, 2013 (the “Capitalization Date”), (i) 47,065,342 shares of Company Common Stock were issued and outstanding; (ii) no shares of preferred stock were issued and outstanding; (iii) no shares of Company Common Stock were issued and held in the treasury of the Company; (iv) a total of 6,687,912 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options (of which a total of 3,797,425 shares of Company Common Stock were subject to options that are vested and exercisable as of such date); (v) a total of 1,641,039 shares of Company Common Stock were available for future grant under the Option Plans; (vi) 12,500 unvested shares of Restricted Stock were issued and outstanding; (vii) 163,940 shares of Company Common Stock were reserved for future issuance under the Company ESPP; (viii) December 2004 Warrants (all of which are exercisable) to purchase 194,059 shares of Company Common Stock at an exercise price of $3.00 per share of Company Common Stock were outstanding; (ix) October 2008 Warrants (all of which are exercisable) to purchase 598,741 shares of Company Common Stock at an exercise price of $7.44 per share of Company Common Stock were outstanding; (x) October 2008 Call Warrants (all of which are exercisable) to purchase 143,157 shares of Company Common Stock at an exercise price of $6.20 were outstanding; and (xi) May 2012 Warrants (all of which are exercisable) to purchase 275,000 shares of Company Common Stock at an exercise price of $27.70 per share of Company Common Stock were outstanding. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued pursuant to the exercise of outstanding Options or Company Warrants, pursuant to outstanding Restricted Stock awards or pursuant to the Company ESPP, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There is no indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding. Except as disclosed in this Section 3.3 or as set forth in Section 3.3(b)(i) or 3.3(b)(ii) of the Company Disclosure Schedule, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company obligating the Company to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, restricted stock unit award, agreement, arrangement, understanding or commitment; (ii) there are no outstanding agreements, arrangements, understandings or commitments of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company; (iii) there are no outstanding agreements or binding commitments of the Company requiring it to provide any amount of funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person; and (iv) there are no outstanding or authorized stock appreciation, phantom stock, restricted stock units, performance-based awards, profit participation or other similar rights with respect to the Company. Between the Capitalization Date and the date of this Agreement, the Company has not issued shares of capital stock or other voting securities of the Company, other than upon the exercise of the Options or the vesting or settlement of Restricted Stock, in each case, outstanding on the Capitalization Date, pursuant to the terms of such Options or Restricted Stock.

                                        (b)     Section 3.3(b)(i) of the Company Disclosure Schedule sets forth, with respect to each Option outstanding as of the Capitalization Date, (i) the holder of each Option; (ii) the number of shares of Company Common Stock issuable therefor; (iii) the purchase price payable therefor upon the exercise of each such Option; (iv) the date on which such Option was granted; (v) the Option Plan under which such Option was granted and whether such Option is intended to be an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option; and (vi) the extent to which such Option is vested and exercisable as of the Capitalization Date. All of the Options have been granted solely to employees, consultants (who are individuals) or directors of the Company. The per share of Company Common Stock exercise price of each Option is not (and is not deemed to be) less than the fair market value of a share of Company Common Stock as of the date of grant of such Option. All grants of Options were validly issued and properly approved by the Company Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices with respect to such grants. Section 3.3(b)(ii) of the Company Disclosure Schedule sets forth, with respect to each Restricted Stock award outstanding as of the Capitalization Date, (i) the holder of each such Restricted Stock award; (ii) the number of shares of Company Common Stock subject to the award; (iii) the date on which such Restricted Stock was granted; (iv) the Option Plan under which such Restricted Stock was granted; and (v) the extent to which such Restricted Stock is vested as of the Capitalization Date. As of the Capitalization Date, no Options, Restricted Stock or any other equity or equity-based awards were granted and are outstanding other than those granted under the Option Plans and set forth on Sections 3.3(b)(i) and 3.3(b)(ii) of the Company Disclosure Schedule. The Company has provided to Parent all forms of option award agreements and all forms of Restricted Stock award agreements governing Options and Restricted Stock awards, respectively. Between the Capitalization Date and the date of this Agreement, the Company has not granted or issued Options, Restricted Stock or any other equity or equity-based awards.

                                        (c)     There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to the voting or disposition of any shares of the capital stock of the Company.

                                        (d)     All dividends or distributions on securities of the Company that have been declared or authorized have been paid in full.

                     Section 3.4          Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement,

to perform its obligations hereunder and, subject to obtaining, at the Company Stockholder Meeting, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholder Meeting in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by the Company Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and, except for the Company Stockholder Approval and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, the consummation by it of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

                    Section 3.5          Board Approvals. The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement in all respects; (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the recommendation in this clause (iii), the “Company Board Recommendation”); and (iv) directed that the approval of the adoption of this Agreement be submitted for the consideration of the stockholders of the Company at a duly called special meeting of the stockholders held for the purpose of acting on such matters (the “Company Stockholder Meeting”). As of the date hereof, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

                    Section 3.6          Required Vote. The Company Stockholder Approval is the only vote or consent of holders of shares of Company Common Stock necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

                    Section 3.7          Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or any of the agreements relating to the Company Warrants; (ii) require any filing by the Company with, or require any permit, authorization, consent or approval of, any Governmental Entity or any other Person, except for (A) compliance with any applicable requirements of the Exchange Act; (B) any filings as may be required under the DGCL in connection with the Merger; (C) compliance with any applicable requirements of or rules and regulations under the Exchange Act and the Securities Act and the NASDAQ Global Market (the “NASDAQ”); (D) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws and (E) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”); (iii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets and properties of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation (each, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound; or (iv) assuming that all consents, approvals, authorizations and other actions described in clause (ii) have been obtained and all filings and obligations in clause (ii) have been made or complied with, conflict with or violate any Law applicable to the Company or any of its properties or assets, except in the case of clause (ii), (iii) or (iv), as would not, individually or in the aggregate, (A) reasonably be expected to have a Company Material Adverse Effect or (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

                     Section 3.8          Company SEC Documents and Financial Statements.

                                       (a)     Since January 1, 2011, the Company has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”) (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act); and (iii) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of the Company as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

                                        (b)     The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC since January 1, 2011 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

                                        (c)     The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing and governance rules and regulations of the NASDAQ.

                                        (d)     The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board of Directors (and made available to Parent a summary of the significant aspects of such disclosure, if any) (A) all “significant deficiencies” and “material weaknesses” in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standard No. 60, as in effect on the date hereof.

                                        (e)     The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

                                         (f)     To the knowledge of the Company, as of the date hereof, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. Since January 1, 2011 through the date hereof, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel, the Company Board of Directors or any committee thereof.

                                        (g)     Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

                                        (h)     Since January 1, 2011, (i) the Company has not received any material written, or, to the knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company, or unlawful accounting or auditing matters with respect to the Company and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

                    Section 3.9          Absence of Certain Changes. Except as specifically contemplated by this Agreement, since December 31, 2012 (a) through the date of this Agreement the Company has conducted its business only in the ordinary course of business consistent with past practice; (b) (i) the Company has not suffered a Company Material Adverse Effect and (ii) there has been no effect, change, development, event or occurrence that would, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect; and (c) through the date of this Agreement, except as set forth in Section 3.9(c) of the Company Disclosure Schedule, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(e), (g), (h) or (i).

                    Section 3.10         No Undisclosed Liabilities. Except for liabilities and obligations (a) reflected or to the extent reserved against on the balance sheet as of June 30, 2013 included in the Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2013 or (c) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP.

                    Section 3.11           Litigation; Orders. There is no suit, claim, action, charge, proceeding, including arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the knowledge of the Company, threatened against, affecting or naming as a party thereto the Company or any of its property or assets or any of the Company’s respective current or former directors, officers or employees (in their capacities as such) that has been, or would reasonably be expected, individually or in the aggregate, (a) to be material to the Company or (b) as of the date of this Agreement, to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. No Order is outstanding against the Company or any of its properties or assets that has been, or would reasonably be expected, individually or in the aggregate, (a) to be material to the Company or (b) as of the date of this Agreement, to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Except as set forth in Section 3.11 of the Company Disclosure Schedule, since January 1, 2011, there have not been any product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Company or (b) the sale, distribution or manufacturing of products, including medical products and devices, by the Company that have been, or would reasonably be expected to be, individually or in the aggregate, material to the Company. As of the date hereof, the Company does not have any material suit, claim, action, charge, proceeding, including arbitration proceeding or alternative dispute resolution proceeding, or investigation pending against any other Person.

                      Section 3.12          Employee Benefit Plans; ERISA.

                                        (a)       Except as set forth in Section 3.12(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exists no employment, consulting, retention, change in control, severance or termination agreement, arrangement or understanding between the Company and any individual current employee, officer or director of the Company (excluding, for the avoidance of doubt, any offer letters that do not provide for severance or change in control benefits).

                                        (b)       Section 3.12(b) of the Company Disclosure Schedule contains a true, complete and correct list of all Benefit Plans. “Benefit Plan” shall mean (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plans”), other than any Benefit Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”); (ii) each “employee welfare benefit plans” (as defined in

Section 3(1) of ERISA); and (iii) all other benefit plans, policies, programs, agreements or arrangements, including any bonus, deferred compensation, severance pay, retention, change in control, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by the Company, for the benefit of any current or former employees, officers or directors of the Company. The Company has delivered or made available to Parent and Merger Sub true, complete and correct copies of (i) each material Benefit Plan (including all amendments thereto) or written description of each Benefit Plan that is not otherwise in writing; (ii) the two (2) most recent annual reports on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, to the extent applicable; (iii) the most recent summary plan description, summary of material modifications and plan prospectus for each Benefit Plan, to the extent applicable; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to any Benefit Plan, to the extent applicable; (v) the most recent actuarial report, financial statement or valuation report, to the extent applicable; (vi) a current Internal Revenue Service opinion or favorable determination letter, to the extent applicable; (vii) all material correspondence to or from any Governmental Entity relating to any Benefit Plan; and (viii) all discrimination tests for each Benefit Plan for the two (2) most recent plan years, to the extent applicable. “ERISA Affiliate” shall mean each trade or business, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or related solely to, the Benefit Plans.

                                        (c)      Each Benefit Plan is and has at all times been operated and administered in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA and the Code. Each Benefit Plan has been administered in good faith compliance with Section 409A of the Code to the extent applicable.

                                        (d)      Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, and, to the knowledge of the Company, no condition exists that would be expected to adversely affect such qualification.

                                        (e)      None of the Benefit Plans is, and neither the Company nor any of its ERISA Affiliates has ever maintained or had an obligation to contribute to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA); (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code); (iv) a Multiemployer Pension Plan; (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code; (vi) an organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code; or (vii) any welfare benefit fund as defined in Section 419(e) of the Code. There are no material unpaid contributions due prior to the date of this Agreement with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all material contributions due have been timely made. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability to the Company or the Surviving Corporation following the Effective Time.

                                        (f)     Neither the Company nor any ERISA Affiliate has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan that reasonably would be expected to subject the Company or the Surviving Corporation to any material tax or penalty.

                                        (g)     Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, with respect to any Benefit Plan, there is no action, suit, audit, investigation, claim or other matter pending, or, to the knowledge of the Company, threatened or anticipated with or by the Internal Revenue Service, the United States Department of Labor or any other Governmental Entity, other than routine claims for benefits, in each case, that would reasonably be expected to subject the Company or the Surviving Corporation to any material liability.

                                        (h)     Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, the Company has no obligations to provide any health or welfare benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA.

                                        (i)      Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, or any termination of employment or service (or other event or occurrence) in connection therewith will (i) entitle any current or former employee, director or consultant of the Company to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such persons; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits except as required under Section 411(d)(3) of the Code.

                                        (j)      No amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability would reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 404 or 280G or, to the extent intended to be deductible, 162(m) of the Code.

                                        (k)     Neither the Company nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the United

States Department of Labor or the Pension Benefit Guaranty Corporation and no such individuals are entitled to any benefits under any Benefit Plan that they have been improperly denied by reason of their misclassification as independent contractors.

                   Section 3.13          Taxes. Any other provision notwithstanding, the representations and warranties set forth in Section 3.12 and this Section 3.13 are the Company’s sole and exclusive representations and warranties regarding Tax matters.

                                        (a)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company: (i) the Company has duly and timely filed, or will duly and timely file, all Tax Returns required to be filed by it on or before the Closing Date, and each such Tax Return has been, or will be, prepared in compliance with all applicable Laws and is true, complete and correct in all respects; (ii) the Company has paid or will pay all Taxes shown as due on such Tax Returns and all other Taxes due and payable prior to the Closing Date (whether or not shown as due on any Tax Return) except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s Financial Statements in accordance with GAAP; (iii) the Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements; and (iv) as of the date of this Agreement, the Company has not incurred any liability for Taxes subsequent to the date of such most recent Financial Statements other than in the ordinary course of business consistent with past practice.

                                        (b)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company: (i) no Tax Return of the Company is under audit or examination by any Taxing Authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes that has not yet begun has been received by the Company; (ii) no deficiencies for Taxes have been claimed, proposed, assessed or threatened, in each case in writing, against the Company by any Taxing Authority for which adequate reserves have not been established in the Company’s Financial Statements in accordance with GAAP; (iii) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due and payable; (iv) all Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly and timely remitted; (v) the Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension remains outstanding; and (vi) no claim has been made in writing by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction, and the Company has no knowledge of any Tax Return filing requirement applicable to the Company that is not being complied with by the Company.

                                        (c)     The Company has made available to Parent and Merger Sub true, complete and correct copies of all federal income Tax Returns that have been filed by the Company for the taxable years ending December 31, 2010, 2011 and 2012.

                                        (d)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company (i) is not and has never been a member of an affiliated group filing a consolidated federal income Tax Return; (ii) is not a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar written arrangement with any Person; and (iii) does not have any liability for the Taxes of any Person (other than the Company) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or, to the knowledge of the Company, otherwise.

                                        (e)     The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or 361 of the Code within the past three (3) years.

                                        (f)     The Company has not participated in, and is not currently participating in, a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any material transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

                                        (g)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, there are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements of the Company that could reasonably be expected to affect liabilities for Taxes for any period after the Effective Time.

                                        (h)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of: (i) any intercompany transactions or excess loss account described in U.S. Department of the Treasury regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) any installment sale or open transaction disposition made on or prior to the date of this Agreement; (iii) any prepaid amount received on or prior to the Effective Time; (iv) Section 481(a) or 482 of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method or otherwise; or (v) any election under Section 108(i) of the Code.

                    Section 3.14          Material Contracts.

                                        (a)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) neither the Company nor, to the knowledge of the Company, any other party, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contracts, and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default; and (ii) each of the Material Contracts is a valid and binding obligation of the Company, and, to the knowledge of the Company, each other party thereto, enforceable against the Company and, to the knowledge of the Company, each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

                                        (b)     Section 3.14(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of (i) all agreements, contracts or letters of intent entered into since January 1, 2008 regarding the acquisition of a Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such agreement, contract or letter of intent that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities) to which the Company is a party; (ii) all credit agreements, indentures and other agreements related to any indebtedness for borrowed money of the Company; (iii) all joint venture or other similar agreements to which the Company is a party; (iv) all real property lease or occupancy agreements to which the Company is a party; (v) contracts under which the Company has advanced or loaned any other Person any material amounts; (vi) guarantees by the Company of any material obligations; (vii) each “single source” supply contract pursuant to which goods or materials that are material to the Company’s business are supplied to the Company from an exclusive source; (viii) each exclusive sales representative or exclusive distribution contract to which the Company is a party; (ix) agreements under which the Company has granted any Person registration rights (including demand and piggy-back registration rights); (x) all contracts or agreements purporting to restrict or prohibit, to a degree that is material to the Company, the Company from engaging or competing in any business or engaging or competing in any business in any geographic area; (xi) all licenses, consents to use, non-assertion agreements, coexistence and similar agreements concerning Intellectual Property to which the Company is a party that are material to the Company and material software used by the Company other than non-customized software subject to customary “shrink-wrap” or “click-through” type contracts (the “Material Licenses”); (xii) each material contract to which the Company is a party with any Governmental Entity; (xiii) any Contract that imposes on the Company material co-promotion or collaboration obligations with respect to any product or product candidate; (xiv) any material contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company; and (xv) any other Contract that is material to the Company (collectively, whether listed or required to be listed, the “Material Contracts”). The Company has made available to Parent a true, complete and correct copy (including any material amendment, modification, extension or renewal with respect thereto) of each Material Contract.

                                        (c)     No (i) current or former officer or director of the Company; (ii) beneficial owner of five percent (5%) or more of any voting securities of the Company; or (iii) any “affiliate” or “associate” of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC and that have not been so disclosed in the Company SEC Documents.

                    Section 3.15          Real and Personal Property.

                                        (a)     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has good and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of all Encumbrances, except for Permitted Encumbrances. The Company enjoys peaceful and undisturbed possession under all occupancy agreements for Leased Real Property, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                                        (b)     Section 3.15(b) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date of this Agreement of all real property leased, subleased, licensed and/or otherwise used or occupied (whether as tenant, subtenant, licensee or pursuant to any other occupancy arrangement (whether written or otherwise)) by the Company in connection with the operation of the Company’s business as it is now being conducted (collectively, including the improvements thereon, the “Leased Real Property”).

                                        (c)     Except as set forth in Section 3.15(c)(i) of the Company Disclosure Schedule, no Person, other than the Company, possesses, uses or occupies all or any portion of any Leased Real Property. Section 3.15(c)(ii) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date of this Agreement of all subleases, licenses or other occupancy arrangements (whether written or otherwise) pursuant to which any Person, other than the Company, possesses, uses or occupies all or any portion of the Leased Real Property (each, a “Sublease”).

                                        (d)     The Company does not own in fee any real property. With respect to the Leased Real Property, there are no pending or, to the knowledge of the Company, threatened proceedings to take all or any portion of the Leased Real Property or any interest therein by eminent domain or any condemnation proceeding or any sale or disposition in lieu thereof.

                    Section 3.16          Intellectual Property.

                                        (a)     Section 3.16(a) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of all applications and registrations for Intellectual Property, in each case that are owned or filed by the Company, with the owner, country(ies) or region, registration and application numbers and dates indicated.

                                        (b)     Except as has not been, and as would not reasonably be expected to be, individually or in the aggregate, material to the Company:

                                          (i)  the Company owns, or has a valid right to use, all Intellectual Property used in or otherwise necessary for or material to the conduct of its business as it is currently conducted and as it is presently proposed to be conducted with respect to the commercialization of the platform referred to in Section 3.16(b)(i) of the Company Disclosure Schedules;

                                          (ii) with respect to material Company Intellectual Property, including applications and registrations for material Intellectual Property set forth in Section 3.16(a) of the Company Disclosure Schedule, (A) except for any Company Intellectual Property licensed to the Company, the Company is the sole and exclusive owner of it free and clear of all Encumbrances other than Permitted Encumbrances, (B) the Company has taken commercially reasonable actions to maintain such Intellectual Property and (C) it is subsisting, valid and in full force and effect;

(iii) to the knowledge of the Company, the use of the Company Intellectual Property as currently used by the Company, and the conduct of the business of the Company as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person;

                                          (iv) no actual claims are pending or, to the knowledge of the Company, threatened against the Company with respect to the ownership, validity, enforceability, infringement or misappropriation of any Company Intellectual Property;

                                          (v) to the knowledge of the Company, there is no unauthorized use, disclosure, infringement, misappropriation, or other violation of the Company Intellectual Property by any third party, and no such claims have been asserted or threatened against any third party by the Company;

                                          (vi)         the Company has at all times taken reasonable measures to (A) protect any trade secrets, know-how and confidential or other proprietary information of the Company against unauthorized access, disclosure, use, modification or other misuse and (B) control the process of modifying technologies owned or licensed by the Company. To the knowledge of the Company, there has been no material unauthorized access, disclosure or use of any trade secrets, know-how and confidential or other proprietary information owned, licensed or otherwise held by the Company;

                                          (vii)       the Company has at all times complied with all applicable Laws, as well as its and, to the knowledge of the Company, its customers’ rules, policies and procedures relating to privacy, data protection and collection and use of personal information to which the Company has had access or has collected, used or held for use in the conduct of its business. No claims are pending or, to the knowledge of the Company, threatened against the Company alleging a violation of any third party’s privacy, personal information or data rights;

                                          (viii)      the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of its business as it is currently conducted;

                                          (ix) there are no settlements, forbearances to sue, consents, governmental orders or similar obligations to which the Company is a party or is subject that (A) restrict the Company’s rights to use, enjoy or exploit any material Company Intellectual Property; (B) materially restrict the Company’s business in order to accommodate a third party’s Intellectual Property; or (C) permit third parties to use any material Company Intellectual Property;

(x) with respect to copyrights and software that are Company Intellectual Property, each current or former employee, contractor,

consultant or agency that has created, authored, delivered, developed, contributed to, modified or improved such copyrights and software that is owned by the Company has assigned to the Company all of the employee’s, contractor’s, consultant’s or agency’s rights in such creation, authorship, delivery, development, contribution, modification or improvement, such rights including the rights to reproduce, distribute, perform, display, make, have made, modify, adapt, prepare derivative works of, make substantial alterations, use, sell, license, grant sublicensing rights, lease, rent, import, transfer, collect past damages, obtain and own renewals or extensions including copyright renewals, translate into any language or otherwise exploit, in any medium whatsoever, whether now known or hereafter devised, all to the maximum extent permitted by Law. Additionally with regard to software that is Company Intellectual Property: (A) the Company has not assigned, delivered, licensed or made available, and does not have any obligation to assign, deliver, license or make available, the source code for any such software to any third party, including any escrow agent or similar Person; (B) the Company has not experienced any material defects or disruptions in such software, including any material error or omission in the processing of any transactions that have not been corrected; (C) no such software (1) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, or (2) is subject to the terms of any “open source” or other similar license that provides for the source code of the software to be disclosed, licensed, publicly distributed or dedicated to the public; (D) current copies of the source code for all such software are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by the Company; and (E) no capital expenditures are necessary with respect to such software or its use other than capital expenditures in the ordinary course of business consistent with past practice. During the three (3) years prior to the date hereof, (A) there have been no material security breaches in the Company’s information technology systems and (B) there have been no disruptions in the Company’s information technology systems that materially adversely affected the Company’s business or operations. The Company has evaluated its disaster recovery and backup needs and has implemented plans and systems that are reasonably designed to address its assessment risk;

                                          (xi) with regard to any patents or patent applications included in the Registered Intellectual Property: (A) all maintenance, annuity and other fees and all filings necessary to assure the continued enjoyment of any issued patent, and all amendments, responses to office actions, issue fees and other fees and filings necessary to maintain the pendency of and pursue the prosecution of any pending applications, including the filing of continuation applications, have been paid or filed on a timely basis through the Closing; (B) to the extent that any such patents are owned of record by any Person other than the Company, or there are outstanding encumbrances of any type against such patents, appropriate assignments, discharges or other documents will be executed to place ownership in the name of Company and/or effect the discharge prior to the Closing; (C) no application to reissue or reexamination proceeding for any issued patent is pending; (D) no statutory disclaimer under 37 C.F.R. § 1.321(a) has been filed as to any issued patent; (E) no declaratory judgment action relating to the validity, enforceability or infringement of any issued patent has ever been served on the Company; and (F) no claim of any issued patent has been cancelled or held invalid or unenforceable by any tribunal;

                                          (xii)          with regard to any trademarks or trademark applications included in the Registered Intellectual Property; (A) all affidavits of continuing use, renewals, maintenance fees, amendments, responses to office actions or any other documents or fees which are necessary to maintain such trademarks have been filed or paid on a timely basis; (B) to the extent that any of such trademarks are owned of record by any Person, other than the Company, or there are outstanding Encumbrances of any type against such trademarks, appropriate assignments, discharges or other documents will be executed to place ownership in the name of Company and/or effect the discharge prior to the Closing; and (C) none of the trademarks have been cancelled, amended or restricted for any reason by any Governmental Entity or otherwise; and

                                          (xiii)          no material Company Intellectual Property is being used or enforced by the Company in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for or otherwise material to the conduct of the Company’s business as it is currently conducted or, to the knowledge of the Company, as presently proposed to be conducted.

                    Section 3.17          Labor Matters.

                                        (a)     Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company, nor has there been any such action or event during the three years prior to the date of this Agreement; (ii) the Company is not a party to, bound by or in the process of negotiating any labor, collective bargaining or similar agreement; (iii) as of the date hereof, there are no unfair labor practices, arbitrations, suits, claims, actions, charges, litigations or other proceedings or material grievances relating to any current or former employee or independent contractor of the Company (relating to their services for or relationship with the Company); and (iv) as of the date hereof, none of the employees of the Company is represented by any labor union or similar organization with respect to their employment with the Company and, to the knowledge of the Company, there are not, as of the date hereof, any union organizing activities, either by or on behalf of any employee or union or similar labor organization with respect to employees of the Company.

                                        (b)     To the knowledge of the Company, no executive officer or other key employee of the Company (i) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person affecting or in conflict with the present and proposed business activities of the Company, except agreements between the Company; or (ii) as of the date hereof, is in violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or the use of trade secrets and proprietary information.

                    Section 3.18       Compliance with Laws. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, (a) the Company has complied with all applicable Laws; (b) no notice, charge, claim or action has been received by the Company or has been filed, commenced or, to the knowledge of the Company, brought, initiated or threatened against the Company alleging any violation of any such Laws; (c) the Company holds all permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals, clearances and other authorizations from any Governmental Entity which are required under such Laws for it to own, lease and operate its properties and assets, or carry on its business as it is now being conducted, or otherwise which are material to the operation of the business of the Company taken as a whole (collectively, the “Company Permits”); and (d) all such Company Permits are in full force and effect and, as of the date of this Agreement, no withdrawal, revocation, suspension or cancellation thereof is pending or, to the knowledge of the Company, threatened, and the Company has been since January 1, 2010 and is in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon. Notwithstanding anything contained in this Section 3.18, no representation or warranty shall be deemed to be made in this Section 3.18 in respect of any Tax matters.

                    Section 3.19       Customers and Suppliers. Section 3.19 of the Company Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest suppliers to and customers of the Company for the fiscal year ended December 31, 2012 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from or sales to, as the case may be, each such supplier or customer during such period. Since January 1, 2012 through the date of this Agreement, no material customer or supplier has, to the knowledge of the Company, notified the Company in writing that it intends to terminate, cancel or materially curtail its business relationship with the Company, other than as a result of the expiration of any contract between the parties pursuant to its terms.

                    Section 3.20       Environmental Matters.

                                  (a)        Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

                                        (i)   the Company has been and is in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws;

                                        (ii)  the Company has not received and is not subject to any pending or, to the knowledge of the Company, threatened Environmental Claim and has not received any request for information from any Person, including any Governmental Entity, related to liability under or compliance with any applicable Environmental Law;

                                        (iii)  with respect to real property that is currently leased or operated by the Company or was formerly owned, leased, used or operated by the Company or any of its predecessors in interest, there have been no spills, discharges, releases or threatened releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property that requires or is likely to require Cleanup under applicable Environmental Laws; and

                                        (iv)  the Company has not entered into any written agreement or incurred any legal obligation providing for or requiring it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws.

                                (b)        The Company has provided or made available to Merger Sub a true, complete and correct copy of: (i) all material reports, studies, analyses and audits in its possession, custody or control relating to compliance with or liability under applicable Environmental Laws; (ii) all material permits, authorizations, licenses, exemptions and other governmental authorizations issued to it pursuant to applicable Environmental Laws; and (iii) all significant correspondence with Governmental Entities relating to liabilities pursuant to Environmental Law or with respect to Hazardous Substances, or with other Persons as to which a dispute has arisen pursuant to Environmental Laws or with respect to Hazardous Substances.

                                (c)         The following terms shall have the following meanings for the purposes of this Agreement:

                                        (i)   “Cleanup” shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

                                        (ii)  “Environmental Laws” shall mean all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including without limitation laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, handling or Cleanup of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

                                        (iii)  “Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of an Hazardous Substance at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                                        (iv)  “Hazardous Substances” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined by any Environmental Law as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

                    Section 3.21       Insurance. Section 3.21 of the Company Disclosure Schedule lists all material insurance policies maintained by or on behalf of the Company as of the date of this Agreement. All such policies are in full force and effect and will not terminate by virtue of the transactions contemplated hereby, all premiums due thereon have been paid by the Company, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, since January 1, 2013 through the date of this Agreement, (a) the Company has not received any written or, to the knowledge of the Company, oral notice of cancellation or non-renewal of any such policy or arrangement, other than in connection with the normal renewal process, nor is the termination of any such policies, to the knowledge of the Company, threatened; and (b) there is no claim pending under any of such policies or arrangements as to which coverage has been denied or disputed by the underwriters of such policies or arrangements.

                    Section 3.22       Certain Business Practices. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) the Company has been and is in full compliance with all applicable anti-corruption Laws, including the Foreign Corruption Practices Act, as amended, 15 U.S.C. 78dd-1 et. seq., and (ii) neither the Company nor any director, officer, agent or employee of the Company has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, expenditure or other advantage: (a) which would violate any applicable Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage, in each case in order to obtain or retain business or any business advantage. For the purposes of this Section 3.22, “Public Official” includes any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof, public international organization, any representative or official of a political party or any candidate for any political office or any official or employee of any state hospital, agency or health care institution. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, neither the Company nor any director, officer, agent or employee of the Company has, directly or indirectly, violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Entity.

                    Section 3.23       FDA and Related Matters.

                                   (a)       The Company has all Registrations required to conduct its business as currently conducted, and Section 3.23(a) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date of this Agreement of such Registrations. Each of the Registrations is valid and subsisting in full force and effect. To the knowledge of the Company, as of the date hereof, neither the United States Food and Drug Administration (the “FDA”) nor any comparable Regulatory Authority or Governmental Entity is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the products of the Company. To the knowledge of the Company, there is no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority or Governmental Entity. The Company has fulfilled and performed in all material respects its obligations under each Registration, and, as of the date hereof, to the knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the knowledge of the Company, any third party that is a manufacturer or contractor for the Company is in compliance with all Registrations insofar as they pertain to the manufacture of product components or products for the Company.

                                   (b)       All products developed, tested, investigated, manufactured, distributed, marketed or sold by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority or Governmental Entity have been and are being developed, tested, investigated, manufactured, distributed, marketed and sold in all material respects in compliance with FDA Laws, any comparable Laws enforced by any other Regulatory Authority or Governmental Entity that has jurisdiction over the operations of the Company, or any other applicable Law, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals. To the knowledge of the Company, except as would not be material to the Company, any third party that is a manufacturer or contractor for the Company is in compliance with all FDA Laws or any other applicable Law insofar as they pertain to the manufacture of product components or products for the Company.

                                   (c)       There are no enforcement actions (including any administrative proceeding, prosecution, injunction, seizure, civil penalty or debarment action) pending or threatened by or on behalf of FDA or any other Regulatory Authority or Governmental Entity that has jurisdiction over the operations of the Company. The Company has not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Registrations. The Company is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Entity. The Company has made all notifications, submissions and reports required by FDA Laws or any other applicable Law, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Entity and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority or Governmental Entity. To the knowledge of the Company, as of the date hereof, no basis for liability exists with respect to any such notification, submission, or report.

                                   (d)        Except as set forth on Section 3.23(d) of the Company Disclosure Schedule, no product distributed or sold by or on behalf of the Company has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and as of the date hereof, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (ii) a change in the labeling of any such product; or (iii) a termination, seizure or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or, to the knowledge of the Company, threatened against the Company.

                                   (e)        To the knowledge of the Company, all data generated by the Company with respect to its products that has been provided to its customers or otherwise made public is truthful and not misleading.

                    Section 3.24       Healthcare Regulatory Compliance.

                                   (a)        Neither the Company, nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(2)) of the Company, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Entity concerning compliance with Federal Health Care Program Laws.

                                   (b)       Neither the Company, nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(2)) of the Company: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “SSA”); (iv) is

currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the knowledge of the Company, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

                                         (c)      Neither the Company, nor any officer or director (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the knowledge of the Company, any managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001 and 42 C.F.R. § 1001.1001(a)(2), respectively) of the Company: has engaged in any activity that is in violation of, is cause for civil or criminal penalties, mandatory or permissive exclusion from a Federal Health Care Program or other administrative sanction under, the federal Medicare or federal or state Medicaid statutes, Section 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.) and any analogous state statutes, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations, or any other Laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients (collectively, “Federal Health Care Program Laws”), including the following:

                                        (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                                        (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

                                        (iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (B) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

                                         (iv) knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (A) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complies with applicable statutory or regulatory safe harbors; and

                                          (v) any other activity that violates any Law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

                                        (d)       To the knowledge of the Company, no person has filed or has threatened to file against the Company an action relating to any FDA Law or Federal Health Care Program Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

                                        (e)       To the knowledge of the Company, the Company is not in violation of the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1995, as amended by the Health Information Technology for Economic and Clinical Health Act, or the regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy and Security Regulations”). To the knowledge of the Company, the Company is not under investigation by any Governmental Entity for a violation of HIPAA or the Federal Privacy and Security Regulations. To the knowledge of the Company, the Company is not a “covered entity” as that term is defined in HIPAA and is not in breach of any “business associate contract”, as described in 45 C.F.R. § 164.504(e). The Company has been in compliance in all material respects with federal and state data breach laws.

                                        (f)       To the extent the Company provides to customers or others reimbursement coding or billing advice regarding products offered for sale by the Company and procedures related thereto, such advice is (i) true, complete and correct; (ii) in compliance with Medicare and other Federal Health Care Program Laws; (iii) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Ninth Revision, Clinical Modification (ICD-9-CM) and other applicable coding systems; (iv) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines; and (v) has been independently verified as supporting accurate claims for reimbursement by federal, state and commercial payors.

                                        (g)       The Company has adopted a code of ethics and has an operational healthcare compliance program, covering the seven elements of an effective compliance program described in Compliance Program Guidance published by the Office of Inspector General, U.S. Department of Health and Human Services, which governs all employees, including sales representatives and their interactions with their physician and hospital customers.

                                        (h)       Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) all agreements or other arrangements between the Company and any physician for services are in writing, describe bona fide services required by the Company, as the case may be, and provide for compensation that is no more than fair market value for such services determined as of the effective date of such agreement; (ii) all agreements or arrangements with health care professionals for services to or investments in the Company, directly or indirectly, to which the Company is a party as of the date of this Agreement are listed on Section 3.24 of the Company Disclosure Schedule, including true, complete and correct details as to amounts paid thereunder for the period specified therein; and (iii) all payments made by the Company to any health care professional for services rendered by such health care professional have been made at fair market value determined as of the effective date of any such agreement entered into by the Company with any such physician.

                    Section 3.25          Proxy Statement. The proxy statement of the Company (as amended or supplemented from time to time, the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the stockholders of the Company in connection with the Merger and the Company Stockholder Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time it is first mailed to stockholders of the Company and at the time of the Company Stockholder Meeting. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

                    Section 3.26          Opinion of Financial Advisor. The Company has received the oral opinion, subsequently confirmed in writing, of J.P. Morgan Securities LLC (the “Company Financial Advisor”), dated September 24, 2013, to the effect that, as of such date, the consideration to be received in the Merger by the Company’s stockholders is fair to the Company’s stockholders from a financial point of view, and a copy of the written opinion will be delivered to Parent promptly following the Company’s receipt thereof. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and a discussion of the Company Financial Advisor’s analysis in preparing such opinion in the Proxy Statement, subject to the Company Financial Advisor’s satisfaction with such disclosure.

                    Section 3.27          Brokers. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. True, complete and correct copies of all agreements between the Company and the Company Financial Advisor have been provided to Parent.

                    Section 3.28          State Takeover Statutes. The approval of the Company’s Board of Directors of the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.10 are true and correct, no other state takeover statute or similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

                    Section 3.29          Certain Other Matters. The Company intends to enter into definitive agreements providing for, and to consummate, the transactions described on Section 6.12 of the Company Disclosure Schedule, as and to the extent permitted by Section 6.12, but subject to satisfactory completion of negotiations relating thereto.

                   Section 3.30          No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

                              Parent and Merger Sub represent and warrant to the Company as follows:

                    Section 4.1           Organization. Each of Parent and Merger Sub is a corporation duly organized and validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation, has full corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, and is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so organized and existing or to have such power and authority or to be so qualified or licensed would not and would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or to consummate the Merger and pay the Merger Consideration, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

                    Section 4.2           Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Merger and the other transactions contemplated by this Agreement have been duly authorized by the boards of directors of each of Parent and Merger Sub, and by Parent as the sole stockholder of Merger Sub, and no other corporate authority or approval on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

                    Section 4.3          Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the Certificate of Incorporation or Bylaws of Merger Sub; (b) violate, conflict with or result in a breach of any provisions under any of the terms, conditions or provisions of any material Contract to which Parent or any of its Subsidiaries is a party; (c) require any material filing by Parent or any of its Subsidiaries with, or require any permit, authorization, consent or approval of, any Governmental Entity or any other Person (except for (i) compliance with any applicable requirements of the Exchange Act and Securities Act; (ii) any filings as may be required under the DGCL; (iii) filings with the New York Stock Exchange; (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws; or (v) in connection with the applicable requirements of the HSR Act); or (d) conflict with or violate any Law applicable to Parent, any of its Subsidiaries, or any of their properties or assets, except, in the case of clause (b), (c) or (d), such violations, breaches or defaults which would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                    Section 4.4         Information Supplied. None of the information with respect to Parent and its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting.

                    Section 4.5          Brokers. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                    Section 4.6           Interim Operations of Merger Sub. Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated by this Agreement.

                    Section 4.7           Capitalization of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub.

                    Section 4.8          Available Funds. Parent currently has, and, as of the Effective Time will have, sufficient available funds to consummate the Merger on the terms and subject to the conditions set forth herein. Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

                    Section 4.9          Litigation; Orders. As of the date hereof, there is no suit, claim, action, charge or proceeding, including arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the knowledge of Parent, threatened against, affecting or naming as a party thereto Parent or any of its Subsidiaries or any of the property or assets of Parent or any of its Subsidiaries or any of their respective current or former directors, officers or employees (in their capacities as such) that would have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, no Order is outstanding against Parent or any of its Subsidiaries or any of the property or assets of Parent or any of its Subsidiaries that would have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                    Section 4.10         Stock Ownership. Neither Parent nor any of its Subsidiaries owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.

                    Section 4.11          No Other Representations. Each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in this Agreement, none of the Company or any of affiliates or Representatives or any other Person makes or shall be deemed to make any representation or warranty to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, express or implied, at law or in equity, on behalf of the Company, and the Company and each of its affiliates by this Agreement disclaim any such representation or warranty, whether by the Company or any of its affiliates or Representatives or any other Person, notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective affiliates or Representatives or any other Person of any documentation or other information by the Company or any of its affiliates or Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

                    Section 5.1          Interim Operations of the Company. Except as required by applicable Law, as expressly provided by this Agreement or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company covenants and agrees that, after the date of this Agreement and prior to the Effective Time, the business of the Company shall be conducted only in the ordinary course consistent with past practice, and the Company shall use its commercially reasonable efforts to preserve its business organization intact and to maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, employees and others having material business relationships with it. Without limiting the generality of the immediately preceding sentence, from the date of this Agreement until the Effective Time, except (A) as expressly required by this Agreement; (B) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); (C) as required by applicable Law; or (D) as set forth in Section 5.1 of the Company Disclosure Schedule:

                                        (a)      the Company shall not, (i) directly or indirectly, except for the issuance of shares of Company Common Stock (A) upon the exercise of the Options or the vesting or settlement of Restricted Stock, in each case, outstanding on the date of this Agreement pursuant to the terms of such Options or Restricted Stock, as appropriate; (B) upon the exercise of Company Warrants outstanding as of the date of this Agreement; (C) pursuant to the automatic exercise of the right to purchase under the Company ESPP on the last day of any applicable Offering Period and Purchase Period (and in compliance with Section 2.4(c)) from shares of Company Common Stock reserved for issuance under the Company ESPP as of the date of this Agreement; (D) underlying grants of Options to newly hired employees and promoted non-executive employees in the ordinary course of business consistent with past practice, provided that such Option grants shall not exceed 10,000 shares of Company Common Stock to any individual or 150,000 shares of Company Common Stock in the aggregate; or (E) as contemplated by Section 6.12, issue, grant, sell, modify, transfer, dispose of, encumber or pledge any shares of capital stock of the Company, securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire any shares of such capital stock or other equity interests or any other ownership interest; (ii) amend or otherwise change its Certificate of Incorporation or Bylaws or similar organizational documents; (iii) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; or (v) directly or indirectly, purchase, repurchase, redeem or otherwise acquire any shares of Company Common Stock or any option, warrant or right to acquire any shares of Company Common Stock, except for shares of Company Common Stock withheld upon the exercise of any Options or vesting of Restricted Stock pursuant to any Option Plan or shares of Company Common Stock used to satisfy the payment of the exercise price upon the exercise of any Options or Company Warrants;

                                        (b)      the Company will not (i) incur or assume any indebtedness or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein or any real estate; (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets or properties, other than (A) sales of tangible assets not in the ordinary course of business consistent with past practice not to exceed $5 million in the aggregate; (B) sales of product inventory in the ordinary course of business consistent with past practice; and (C) Encumbrances which are licenses of Intellectual Property of the types described in Section 5.1(e)(i), which licenses shall be subject to the provisions of such Section 5.1(e)(i); (vi) enter into any new line of business; or (vii) create any Subsidiaries;

                                        (c)      the Company shall not (i) increase the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants except (A) increases in annual base salaries for employees (other than employees who are senior vice presidents or above) at times and in amounts in the ordinary course of business consistent with past practice (provided that any such increases shall not exceed two percent (2%) over any such employee’s base salary in effect as of the date of this Agreement) or (B) across-the-board modifications to welfare benefits for employees and officers in the ordinary course of business consistent with past practice that do not materially increase the cost of such benefits to the Company or employees of the Company or (C) as required by applicable Law or any Benefit Plan in effect as of the date hereof; (ii) negotiate, enter into, extend, amend or terminate any employment, severance, consulting, termination or other agreement with any of its officers, directors, employees, agents or consultants, any collective bargaining agreement, any Benefit Plan or any employee benefit plan, program, policy or arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, in each case, other than (A) severance agreements entered into in connection with terminating employees (other than employees who are senior vice presidents or above) in the ordinary course of business consistent with past practice, (B) offer letters entered into in the ordinary course of business consistent with past practice that do not provide for severance or change in control benefits, or (C) consulting agreements entered into in the ordinary course of business consistent with past practice; (iii) make or forgive any loans or advances to any of its officers, directors, employees, agents or consultants other than making loans pursuant to the terms of Benefit Plans as in effect on the date hereof or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise; (iv) accelerate any payment or benefit payable or to become payable, or the funding of any benefit or payment, to any of its officers, directors, employees, agents or consultants; (v) waive, release or condition any noncompete, nonsolicit, nondisclosure, confidentiality or other restrictive covenant owed to the Company; (vi) hire any employee whose base salary exceeds $100,000 per year; or (vii) terminate, other than for cause, the employment of any employee whose base salary exceeds $100,000 per year;

                                         (d)      the Company will not (i) enter into, materially modify, extend, amend or terminate any Material Contract or (ii) waive, release or assign any rights or claims under any of such Contracts, other than, in the case of clause (i) with respect to Material Contracts of the type set forth in clauses (vii), (xii) and (xiii) of Section 3.14(b), entering into or renewing such Contracts in the ordinary course of business consistent with past practice;

                                         (e)      with respect to any material Company Intellectual Property and with respect to any rights to material Company Intellectual Property granted under any Material Contract, (i) transfer, assign or license to any Person any rights to such material Company Intellectual Property (except for licensing non-exclusive rights for the primary purpose of (A) conducting clinical research, entered into with a clinical research organization; (B) material transfer, sponsored research or other similar matters; (C) establishing confidentiality or non-disclosure obligations; (D) conducting clinical trials; or (E) manufacturing, labeling or selling the Company’s products); (ii) intentionally abandon, permit to lapse or otherwise dispose of any such Company Intellectual Property; (iii) make any change in such Company Intellectual Property that is or would reasonably be expected to materially impair such Company Intellectual Property or the Company’s rights with respect thereto; or (iv) disclose to any Person (other than Representatives of Parent and Merger Sub), any trade secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a Person that is subject to confidentiality obligations;

                                        (f)      the Company will not (i) change any of the financial accounting methods, policies and procedures used by it except for such changes required by GAAP; or (ii) (A) make any Tax election, change any Tax election already made, adopt any Tax accounting method, amend any Tax Return or change any Tax accounting method, in each case, if such action would reasonably be expected to be materially adverse to the Company; (B) enter into any closing agreement, settle any claim or assessment relating to Taxes, or consent to any claim or assessment relating to Taxes, in each case, for an amount materially in excess of amounts reserved; or (C) consent to any waiver of the statute of limitations for any claim or assessment relating to federal income Taxes; it being agreed and understood that, notwithstanding any other provision, this clause (f)(ii) shall be the only covenant of the Company in this Article V relating to Tax compliance matters;

                                         (g)      the Company will not agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, which settlement or compromise would, individually or in the aggregate, result in (i) amounts payable to or by the Company in excess of $2 million (net of insurance proceeds) in the aggregate; (ii) any relief, other than the payment by the Company of an amount in cash, including debarment, corporate integrity agreements, any undertaking restricting the operations of the Company’s business or the granting of licenses, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion, seizure or detention of product, or notification, repair or replacement; or (iii) any other administrative action brought by, or civil settlements with, (A) the FDA or the United States Department of Justice arising under Federal Health Care Program Laws or comparable applicable Laws; or (B) any foreign Governmental Entity arising under applicable Laws comparable to the Laws described in the immediately preceding clause (A);

                                        (h)      the Company will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

                                         (i)      except as permitted under Section 5.1(c), the Company shall not enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any officer, director or other affiliate (or any affiliate of any of the foregoing);

                                         (j)      the Company shall not make any capital expenditure (i) prior to January 1, 2014 which is not in all material respects in accordance with the annual budget for such fiscal year, a true, complete and correct copy of which is attached to Section 5.1(j) of the Company Disclosure Schedule, or (ii) on or after January 1, 2014, in excess of $1 million per calendar month; and

                                         (k)      the Company will not enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or otherwise authorize or commit to do any of the foregoing.

                    Section 5.2            No Solicitation.

                                        (a)      The Company agrees that it shall not, and that it shall cause its officers, directors, employees, consultants, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information or assistance), or knowingly take any other action designed to facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding an Alternative Proposal with, furnish any information to, or otherwise cooperate in any way with, any Person (other than Parent or any of its affiliates or Representatives) relating to an Alternative Proposal. The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Alternative Proposal and use its reasonable best efforts to cause any such Person (and its Representatives) in possession of confidential information about the Company to return or destroy all such information.

                                         (b)      Notwithstanding the limitations set forth in Section 5.2(a), if at any time following the date hereof and prior to obtaining the Company Stockholder Approval, the Company receives, on an unsolicited basis, a bona fide written Alternative Proposal from a third party (that did not arise or result from any breach of Section 5.2) (i) that constitutes a Superior Proposal or (ii) that the Company Board of Directors reasonably determines (after consultation with the Company’s financial advisors and outside legal counsel) would reasonably be expected to result in a Superior Proposal, then the Company may take the following actions prior to obtaining the Company Stockholder Approval: (A) furnish nonpublic information to the third party (including such third party’s Representatives) making such Alternative Proposal pursuant to a confidentiality agreement having confidentiality and other provisions that are substantially similar to the comparable provisions of the Confidentiality Agreement and are not less restrictive to such third party than the provisions of the Confidentiality Agreement are to Parent, provided that such agreement shall not prohibit the Company from complying with any provisions of this Agreement, including this Section 5.2 (a copy of which shall be provided to Parent promptly after its execution) and (B) engage in discussions or negotiations with the third party (including such third party’s Representatives) with respect to the Alternative Proposal. The Company shall provide to Parent any nonpublic information regarding the Company provided to any other Person which was not previously provided to Parent, such additional information to be provided substantially concurrently with the time such information is provided to such other Person. Effective as of the Company’s taking any action described in clauses (A) or (B) or upon a determination by the Company Board of Directors that an Alternative Proposal constitutes a Superior Proposal, the standstill and any other similar provisions in the Confidentiality Agreement shall become null and void and of no further force and effect to the extent any such provisions would otherwise operate to prevent Parent from proposing changes to this Agreement.

                                        (c)      The Company shall promptly (and in any event within twenty four (24) hours) orally and in writing notify Parent if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its Representatives, in each case, in connection with, or which could reasonably be expected to result in, an Alternative Proposal, which notice shall identify the name of the Person making such inquiry, proposal or request or seeking such negotiations or discussions and the material terms and conditions of such inquiry, proposal or request and include copies of all written materials provided to the Company or any of its Representatives that describe any terms and conditions of any inquiry, proposal or request (and any subsequent changes to such terms and conditions). The Company shall keep Parent reasonably informed on a reasonably current basis (and in any event within twenty four (24) hours) of any material developments, discussions or negotiations regarding any Alternative Proposals or any material change to the financial or other terms of any such Alternative Proposal.

                                        (d)          Neither the Company Board of Directors nor any committee thereof shall (i) withdraw, modify or qualify in any manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (ii) approve, endorse or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal (any of the foregoing actions in clauses (i) and (ii), a “Change of Recommendation”); or (iii) adopt, or publicly propose to adopt, or allow the Company to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Alternative Proposal (other than confidentiality agreements permitted under Section 5.2(b)). Notwithstanding anything to the contrary set forth in this Section 5.2, prior to obtaining the Company Stockholder Approval, the Company Board of Directors may, in response to a Superior Proposal received by the Company after the date of this Agreement on an unsolicited basis (and that did not arise or result from any breach of Section 5.2(a)), (x) make a Change of Recommendation or (y) cause the Company to terminate this Agreement pursuant to Section 8.1(d)(i) and concurrently with such termination enter into a definitive agreement providing for such Superior Proposal (subject to the satisfaction of its obligations under Section 8.2(b)); provided, however, that the Company Board of Directors shall not be entitled to make such a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i) until three (3) full Business Days following written notice to Parent (a “Superior Proposal Notice”) from the Company advising Parent that the Company Board of Directors intends to make such a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i) and specifying the reasons therefore, which notice shall include a description of the terms and conditions of the Superior Proposal that is the basis for the proposed action of the Company Board of Directors, the identity of the Person making the proposal, a copy of the proposed definitive agreement for such Superior Proposal and any related agreements in the form to be entered into (it being understood and agreed that, in the event of an amendment to the terms of such Superior Proposal, the Company Board of Directors shall not be entitled to so make a Change of Recommendation or terminate this Agreement based on such Superior Proposal, as so amended, until three (3) full Business Days following written notice to Parent of a Superior Proposal Notice with respect to such Superior Proposal as so amended). In determining whether to terminate this Agreement in response to a Superior Proposal, the Company Board of Directors shall take into account any proposals made by Parent to amend the terms of this Agreement and shall not terminate this Agreement unless, prior to the effectiveness of such termination, the Company Board of Directors, after considering the results of any such negotiations and any revised proposals made by Parent, concludes that the Superior Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal.

                                        (e)          Notwithstanding anything to the contrary contained herein, prior to obtaining the Company Stockholder Approval, the Company Board of Directors may in response to an Intervening Event, make a Change of Recommendation if the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board of Directors to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board of Directors shall not be entitled to effect such a Change of Recommendation until three (3) full Business Days following written notice to Parent (an “Intervening Event Notice”) from the Company advising Parent that the Company Board of Directors intends to effect such a Change of Recommendation and specifying the reasons therefore, which notice shall include a description the applicable Intervening Event (it being understood and agreed that, in the event of a change to the facts and circumstances that are the basis for such a Change of Recommendation (which change is sufficiently material as to cause the Company Board of Directors to convene a meeting to revisit its determination to make a Change of Recommendation), the Company Board of Directors shall not be entitled to make such a Change of Recommendation based on such Intervening Event until three (3) full Business Days following written notice to Parent of a new Intervening Event Notice with respect to such Intervening Event as so changed). In determining whether to make such a Change of Recommendation in response to an Intervening Event, the Company Board of Directors shall take into account any proposals made by Parent to amend the terms of this Agreement and shall not make such a Change of Recommendation unless, prior to the effectiveness of such Change of Recommendation, the Company Board of Directors, after considering the results of any such negotiations and any revised proposals made by Parent, concludes that the Company Board of Directors continues to meet the requirements set forth in this Section 5.2(e) to make such a Change of Recommendation.

                                        (f)          Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board of Directors to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, however, that (1) in no event shall this Section 5.2(f) affect the obligations specified in Section 5.2(d) or 5.2(e) and (2) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board of Directors with respect to this Agreement or an Alternative Proposal shall be deemed to be a Change of Recommendation unless the Company Board of Directors in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board of Directors, without disclosing any Change of Recommendation.

                                        (g)          The following terms shall have the following meanings for the purposes of this Agreement:

(i) “Alternative Proposal” shall mean any proposal or offer made by any Person (other than Parent or any of its Subsidiaries) for (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company that would result in any Person or group of related Persons beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of the Company; (B) the acquisition or purchase, directly or indirectly, of (1) assets which constitute fifteen percent (15%) or more of the net revenues, net income or assets of the Company or (2) fifteen percent (15%) or more of any class of equity or voting securities of the Company; (3) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of the Company; or (4) any combination of the foregoing.

                                                   (ii) “Intervening Event” shall mean any material event, occurrence or development relating to the Company that is (A) unknown and not reasonably foreseeable to the Company Board of Directors as of the date hereof, or if known and reasonably foreseeable to the Company Board of Directors as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Company Board of Directors as of the date hereof, and (B) and does not relate to (1) this Agreement, the Merger or the other transactions contemplated hereby or (2) any Alternative Proposal.

                                                  (iii) “Superior Proposal” shall mean a bona fide written Alternative Proposal from a third party that if consummated would result in such Person or its stockholders owning, directly or indirectly, more than eighty percent (80%) of equity securities of the Company (or of the surviving entity in such merger or the direct or indirect parent of the surviving entity in such merger) or assets which constitute eighty percent (80%) or more of the net revenues, net income or assets of the Company that the Company Board of Directors determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) and considering such factors as the Company Board of Directors considers to be appropriate (including the expected timing and likelihood of consummation, any governmental or other approval requirements, conditions to consummation and availability of necessary financing) to be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

                    Section 6.1           Proxy Statement; Company Stockholder Meeting.

                                     (a)        As promptly as practicable following the date of this Agreement but in no event later than fifteen (15) Business Days after the date hereof, provided the Company has received all information referred to in the next sentence, the Company shall file the preliminary Proxy Statement with the SEC. Parent shall promptly furnish all information concerning itself and its affiliates that is required to be included, or is reasonably requested by the Company for inclusion, in the Proxy Statement. The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff, to clear the preliminary Proxy Statement with the SEC as promptly as reasonably practicable after filing and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. The Company will advise Parent promptly after receipt of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. The Company will promptly provide Parent with copies of all correspondence between the Company (or its Representatives) and the SEC (or its staff) regarding the Proxy Statement or the Merger. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent or any of their respective affiliates, officers or directors is discovered by the Company (in the case of information relating to the Company or any of its affiliates, officers or directors) or Parent (in the case of information relating to the Parent or any of its affiliates, officers or directors) which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any other filings) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement will be made by the Company without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon (and the Company shall give reasonable consideration to all reasonable comments suggested by Parent or Merger Sub).

                                        (b)          The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholder Meeting; provided that the Company may postpone or adjourn the Company Stockholder Meeting (A) with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (B) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board of Directors has determined in good faith (after consultation with its outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws. The Company shall, through the Company Board of Directors, recommend to its stockholders that they approve the adoption of this Agreement, and include such recommendation in the Proxy Statement, except to the extent there has been a Change of Recommendation in accordance with Section 5.2(d) or Section 5.2(e). Unless there has been a Change of Recommendation in compliance with this Agreement, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the adoption of this Agreement, and to secure the Company Stockholder Approval. Notwithstanding any Change of Recommendation, unless terminated pursuant to Section 8.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval and nothing contained herein shall be deemed to relieve the Company of such obligation.

                    Section 6.2          Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event whose occurrence or non-

occurrence, as the case may be, would reasonably be expected to cause any condition set forth in Section 7.2 not to be satisfied at any time from the date of this Agreement to the Effective Time; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; and (c) any material regulatory notice, report or results of inspection from the FDA or any similar Governmental Entity. Parent shall give prompt notice to the Company of (y) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause any condition set forth in Section 7.3 not to be satisfied at any time from the date of this Agreement to the Effective Time; and (z) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.

                    Section 6.3          Access; Confidentiality. From the date of this Agreement until the Effective Time, subject to compliance with applicable Laws and to the terms of the Confidentiality Agreement, the Company shall afford to the Representatives of Parent and Merger Sub, reasonable access, during normal business hours to all of its Representatives, agents, properties, books, contracts and records (other than any such matters that relate to the negotiation and execution of this Agreement) and, during such period, the Company shall furnish promptly to Parent and Merger Sub all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request. The foregoing notwithstanding, the Company shall not be required to afford such access or information if it would cause a violation of any agreement to which the Company is a party or would, in the reasonable judgment of the Company, result in a loss of attorney-client privilege, and in any such event, the parties will use their reasonable best efforts to make appropriate substitute arrangements in a manner that does not result in such loss or violation. Prior to the Effective Time, Parent and Merger Sub will hold any information obtained pursuant to this Section 6.3 in accordance with the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.3 shall affect any representation or warranty made by the parties hereunder.

                    Section 6.4          Publicity. Parent and the Company shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue any press release or other announcement with respect to the Merger and the other transactions contemplated by this Agreement or this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by Law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

                    Section 6.5                Insurance and Indemnification.

                                        (a)          Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate of Incorporation, the Company Bylaws or any indemnification contract between such directors or officers and the Company (in each case, as in effect on the date hereof) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s certificates of incorporation and bylaws as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company with any of its respective directors, officers or employees as in effect immediately prior to the Effective Time solely with respect to acts or omissions occurring prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.5.

                                        (b)          Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, however, that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of such “tail” policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

                                        (c)          The covenants contained in this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the directors or officers specified in Section

6.5(a) and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

                                        (d)          In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.

                    Section 6.6                Further Action; Efforts.

                                        (a)          Upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use their respective reasonable best efforts to (i) make within ten (10) Business Days after execution of this Agreement any notifications required pursuant to, and thereafter, make any other required submissions, under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement; (ii) to supply as promptly as practicable any additional information and documentary material that may be requested by any U.S. federal Governmental Entity pursuant to the HSR Act or any other U.S. federal Antitrust Law; and (iii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using their respective reasonable best efforts to obtain any requisite approvals, consents, clearances, authorizations, orders, expirations or terminations of waiting periods, exemptions or waivers by any third Person or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and to satisfy the conditions to the Merger. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall cause its proper officers and directors to use their respective reasonable best efforts to take all such action.

                                        (b)          Each of the parties hereto shall: (i) promptly notify the others of, and if in writing, promptly furnish the outside legal counsel for the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication to such Person from a Governmental Entity relating to the Merger and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed material communication to a Governmental Entity; provided that materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; and (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, investigation or inquiry concerning the Merger and the other transactions contemplated by this Agreement. No party to this Agreement shall participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation, litigation or other inquiry relating to such matters unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion.

                                        (c)          Subject to the limitations set forth in Section 6.6(e) below, Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate any impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Company, (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company and (z) otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, in each case as may be required in order to obtain all expirations or terminations of waiting periods required under any Antitrust Law or to avoid the commencement of any action by a Governmental Entity to prohibit the transactions contemplated by the Agreement under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any action or proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date. To assist Parent in complying with its obligations set forth in this Section 6.6, the Company shall enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Company’s freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action (a “Divestiture Agreement”) shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action).

                                        (d)          If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Nothing in this Section 6.6 imposes any obligations on any party extending beyond the Outside Date, nor does this Section 6.6 affect the right of either Parent or Company to terminate pursuant to Section 8.1(b)(iii) provided such party has complied with all of its obligations in this Section 6.6.

                                        (e)          Notwithstanding anything in this Agreement to the contrary, none of Parent or any of its affiliates shall be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Parent’s or any of its affiliates’ ability to own or operate any assets or properties of Parent or any of its affiliates (including for the avoidance of doubt, any equity or other interests in the Company) or, except as would not have a material adverse effect on the Company, any assets or properties of the Company (provided that none of Parent or any of its affiliates shall be required to take any such action in connection with any action or proceeding by a Person other than a Governmental Entity).

                    Section 6.7                State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other transactions contemplated by this Agreement, then the Company Board of Directors shall take all actions necessary to render such statutes inapplicable to the foregoing.

                    Section 6.8                Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Merger and the other transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (such consent not to be unreasonably withheld).

                    Section 6.9                Employee Matters.

                                        (a)          For the period commencing at the Effective Time and ending on the earlier of (x) the date that is twelve (12) months following the Effective Time and (y) the date on which the employment of an employee of the Company who continues his or her employment with Parent, the Surviving Corporation or any of their respective affiliates following the Effective Time (each, a “Continuing Employee” and, collectively, the “Continuing Employees”) terminates, Parent, the Surviving Corporation or any of their respective affiliates shall provide each Continuing Employee with (i) an annual base salary, at least equal to the annual base salary, provided to such Continuing Employee immediately prior to the Effective Time and, (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding for such purposes any equity, equity related awards and other incentive compensation) provided to similarly situated employees of Parent and its affiliates. During such period, each employee of the Company shall receive the benefits set forth on Section 6.9(a) of the Company Disclosure Schedule.

                                        (b)          Parent agrees that each Continuing Employee shall, as of the Effective Time, receive full credit for service with the Company prior to the Effective Time for purposes of determining eligibility to participate, vesting and benefit accrual under the employee benefit plans, programs and policies of Parent or the Surviving Corporation in which such Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any equity or equity-related awards or other incentive awards granted after the Effective Time or any defined benefit pension plan); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company immediately prior to the Effective Time; and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs; provided, however, that Parent’s obligations under this clause (ii) shall be subject to its receipt of all necessary information, from either the Company or such Continuing Employee, related to such amounts paid by such Continuing Employee.

                                        (c)          Unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Effective Time, the Company Board of Directors will authorize the full vesting of all benefits under and termination of any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same “Controlled Group of Corporations” (as defined in Section 414(b) of the Code) as Parent. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company have been adopted by the Company Board of Directors. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall use its commercially reasonable efforts to take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) plan; (ii) for elective deferrals made pursuant to any such 401(k) plan for the period prior to termination; and (iii) for employer contributions (if any) for the period prior to termination determined as though the Effective Time were the last day of the relevant plan year. Parent shall use reasonable best efforts to cause the 401(k) plans of Parent or its affiliates to accept any distribution from the Company’s 401(k) plan(s) as a rollover contribution, if so directed by a Continuing Employee.

                                        (d)          The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.9 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent or the Surviving Corporation to continue any Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Benefit Plans or other employee benefit plans or arrangements.

                         Section 6.10          Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the shares of Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

                         Section 6.11          Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                         Section 6.12          Certain Other Matters. The Company shall be permitted to enter into definitive agreements providing for, and to consummate, the transactions described on Section 6.12 of the Company Disclosure Schedule and to take all reasonable or necessary actions in furtherance thereof, including issuing shares of Company Common Stock as consideration therefore, subject to the limitations set forth in Section 6.12 of the Company Disclosure Schedule. For the avoidance of doubt, the parties agree that neither the entry into nor the consummation of such transactions is a condition to any party’s obligations hereunder, nor is it a condition to any party’s obligations hereunder that the Company not enter into or not consummate such transaction.

ARTICLE VII

CONDITIONS

                         Section 7.1            Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by Law:

                                        (a)          The Company Stockholder Approval shall have been obtained;

                                        (b)          No Law shall have been enacted or promulgated after the date of this Agreement which prohibits the consummation of the Merger or the other transactions contemplated by this Agreement, and there shall be no Order issued by a Governmental Entity of competent jurisdiction in effect prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; and

                                        (c)          Any waiting period under the HSR Act applicable to the Merger shall have expired or have been terminated.

                         Section 7.2            Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub:

                                        (a)          (i) The representations and warranties of the Company contained in the first sentence of Section 3.1 and Sections 3.3(a), 3.4, 3.5, 3.6, 3.7(i), 3.9(b) and 3.27 shall be true and correct in all respects (except in the case of Section 3.3(a), for any de minimis inaccuracy) as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date which shall be so true and correct as of such specified date) and (ii) the other representations and warranties of the Company in this Agreement (without giving effect to any materiality, Company Material Adverse Effect or similar qualifiers contained therein) shall be true and correct in all respects, as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which shall be so true and correct as of such specified date), except where the failure to be so true and correct, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

                                        (b)          The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

                                        (c)          The Company shall have delivered to Parent and Merger Sub a certificate executed on behalf of the Company by the chief executive officer of the Company certifying that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

                                        (d)          There shall not be pending in U.S. federal district court any suit, action or proceeding by any Governmental Entity against Merger Sub, Parent, the Company or any of their respective Subsidiaries (i) seeking to restrain or prohibit from retaining any portion of Parent’s or Merger Sub’s assets or to restrain or prohibit from acquiring any material portion of the Company’s businesses or assets, or to compel Parent or Merger Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or Parent’s Subsidiaries; (ii) challenging, seeking to restrain or prohibit the Merger or the other transactions contemplated by the Agreement or seeking to obtain from the Company, Parent or Merger Sub any material damages; (iii) seeking to impose material limitations on the ability of Merger Sub, or render Merger Sub unable, to consummate the Merger or other transactions contemplated by this Agreement; or (iv) seeking to impose limitations on the ability of Merger Sub or Parent to exercise full rights of ownership of the shares of Company Common Stock; provided however, this Section 7.2(d) shall not be operative with respect to any such pending suit, action or proceeding in which a U.S. federal district court of competent jurisdiction has considered and denied a Governmental Entity’s motion for preliminary injunction; and provided, further, that this Section 7.2(d) shall be deemed to be fulfilled and satisfied and of no further force and effect after August 31, 2014.

                         Section 7.3          Additional Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall also be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

                                        (a)          The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date shall be so true and correct as of such specified date), except where the failure to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect;

                                        (b)          Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time; and

                                        (c)          Parent and Merger Sub shall have delivered to the Company a certificate executed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

                         Section 8.1           Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time before the Effective Time, whether before or after the Company Stockholder Approval has been obtained:

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company if:

                                                  (i) a Law shall have been enacted or promulgated after the date of this Agreement or/and a final, non-appealable Order issued by a Governmental Entity of competent jurisdiction shall be in effect, in each case, permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used its reasonable best efforts consistent with the terms of this Agreement to remove or reverse any such Order;

                                                  (ii) the approval of the adoption of this Agreement has been submitted to the stockholders of the Company at the Company Stockholder Meeting and the Company Stockholder Approval shall not have been obtained at such Company Stockholder Meeting (including any adjournment or postponement thereof); or

(iii) the Merger shall not have been consummated by September 30, 2014 (the “Outside Date”);

provided, however, that the right to terminate this Agreement pursuant to clauses (ii) or (iii) of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition;

(c) By Parent if:

(i) (A) a Change of Recommendation shall have occurred; or (B) the Company Board of Directors shall have failed to include in the Proxy Statement the Company Board Recommendation; or

                                                  (ii) the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) (assuming for this purpose that the date of such determination is the Closing Date) and (B) cannot be cured by the Outside Date, or if curable, has not been cured within thirty (30) Business Days after the giving of written notice to the Company; or

(d) By the Company:

(i) prior to obtaining the Company Stockholder Approval, pursuant to and in accordance with Section 5.2(d); or

                                                  (ii) if Parent or Merger Sub shall have breached any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (assuming for this purpose that the date of such determination is the Closing Date) and (B) cannot be cured by the Outside Date or, if curable, has not been cured within thirty (30) Business Days after the giving of written notice to Parent.

                         Section 8.2          Notice of Termination; Effect of Termination.

                                        (a)          In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the Confidentiality Agreement, the second to last sentence of Section 6.3, and for Sections 9.3, 9.5, 9.6, 9.7, 9.8, 9.9, 9.11, 9.13, 9.14, 9.15 and this Section 8.2, which shall survive such termination) and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) as set forth in Section 6.3 and this Section 8.2; and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement.

                                        (b)          If:

(i) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(i);

(ii) the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i); or

                                                  (iii) (A) either Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii) or 8.1(b)(iii) or Parent shall have terminated this Agreement pursuant to Section 8.1(c)(ii) on the basis of a breach of a covenant or agreement contained in this Agreement; (B) prior to such termination, a Person shall have made an Alternative Proposal that has not been publicly withdrawn prior to such termination in the case of a termination of this Agreement pursuant to Section 8.1(b)(iii) or 8.1(c)(ii) or at least three (3) Business Days prior to the date of the Company Stockholder Meeting in the case of a termination of this Agreement pursuant to Section 8.1(b)(ii); and (C) within twelve (12) months after any such termination either (1) the Company enters into an agreement with respect to an Alternative Proposal or (2) an Alternative Proposal is consummated (for purposes of this Section 8.2(b)(iii)(C), all references in the definition of Alternative Proposal to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%)” instead);

then the Company shall pay to Parent a termination fee of $61 million (the “Termination Fee”), (A) concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(i); (B) within two (2) Business Days after such termination in the case of a termination pursuant to Section 8.1(c)(i); and (C) upon the earlier of the entry into a definitive agreement with respect to an Alternative Proposal or the consummation of an Alternative Proposal in the case of a termination pursuant to Section 8.1(b)(ii), 8.1(b)(iii) or 8.1(c)(ii); provided that in no event shall the Company be required to pay the Termination Fee on more than one occasion. The Termination Fee shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company. The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company shall fail to pay the Termination Fee when due, such fee shall also be deemed to include the costs and expenses incurred by Parent and Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.2, together with interest on such unpaid fee, commencing on the date that such fee became due, at a rate equal to the rate of interest published in the “Money Rates” section of The Wall Street Journal in effect on the date such fee became due. Following receipt by Parent of the Termination Fee in accordance with this Section 8.2 as a result of a termination by Parent, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or Merger Sub.

ARTICLE IX

MISCELLANEOUS

                    Section 9.1          Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, but, after the Company Stockholder Approval has been obtained, no amendment shall be made which by Law requires further approval by the stockholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                    Section 9.2          Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                    Section 9.3          Expenses. Except as set forth in Section 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees, costs and expenses.

                    Section 9.4          Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.

                              “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

                              “Business Day” shall mean a day other than Saturday or Sunday and on which commercial banks are open for business in New York, New York.

                              “Code” shall mean the Internal Revenue Code of 1986, as amended.

                              “Company Intellectual Property” shall mean all Intellectual Property owned by, or licensed to the Company.

                              “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated August 22, 2013, entered into between Parent and the Company.

                              “Encumbrances” shall mean any liens, charges, security interests, options, mortgages, pledges or other encumbrances of any nature whatsoever.

                              “FDA Laws” shall mean: (i) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. § 321 et seq.); (ii) the Public Health Service Act of 1944; and (iii) the rules and regulations promulgated and enforced by the FDA thereunder.

                              “Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

                              “Governmental Entity” shall mean any federal, state, local or foreign government or political subdivision thereof, any court, tribunal, arbitrator or any administrative, regulatory (including any stock exchange or similar self-regulatory organization) or other governmental agency, commission or authority (including any quasi-governmental body exercising any regulatory, Tax or other governmental or quasi-governmental authority).

                              “Intellectual Property” shall mean United States and foreign: (i) letter and design patents and substantial equivalents thereto (such as registered community designs, registered industrial designs, utility models and inventors’ certificates), including all provisional applications, continuations, divisionals, continuations-in-part, substitutes, design patents and design applications, extensions, reissues, renewals, reexaminations and patents that have or are subject to term extensions and applications for each of the foregoing; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, Internet domain names and registrations and applications for registration to any of the foregoing, including extensions and renewals, together with the goodwill associated therewith; (iii) copyrights, including copyrights in computer programs, software, databases and data collections, including for each copyright any right under such copyright to use, reproduce, display, perform, modify, enhance, distribute and prepare derivative works of all works of authorship and copyright registrations and applications for registration of any of the foregoing, including renewals and extensions; and (iv) all trade secrets, know-how and confidential or other proprietary information relating to technical, financial or business matters, whether patentable or unpatentable, including inventions, technologies in development, formulae and information, manufacturing, engineering and other drawings and manuals, recipes, technology, manufacturing processes, test processes, specifications, algorithms, models, methodologies, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications and similar materials recording or evidencing expertise or information, including those related to products or processes under development.

                              “knowledge” shall mean with respect to the Company, the actual knowledge of the individuals listed on Section 9.4 of the Company Disclosure Schedule.

                              “Law” shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or securities exchange or securities quotation system.

                              “Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

                              “Permitted Encumbrances” shall mean (i) Encumbrances for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (ii) mechanics’, materialmen’s or other similar liens arising by operation of Law with respect to obligations incurred in the ordinary course of business consistent with past practice if the underlying obligations (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings; (iii) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (iv) any other Encumbrances if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company to which they relate in the conduct of the business of the Company as currently conducted; (v) Encumbrances imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, building codes and other land use regulations or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity (excluding liens imposed by applicable Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s current use; (vi) in connection with any real property leased to the Company, all title exceptions, defects, easements, restrictions and other matters encumbering landlord’s interest in such real property, whether or not of record, which do not, individually or in the aggregate, materially affect the continued use and operation of the applicable property in the conduct of the business of the Company as currently conducted.

                              “Registered Intellectual Property” shall mean all Company Intellectual Property that is registered, or the subject of an application for registration, in the United States Patent and Trademark Office, the United States Copyright Office, any Internet domain name registrar or in any like foreign or international office or agency.

                              “Registrations” shall mean authorizations, approvals, clearances, licenses, permits, certificates or exemptions issued by any Regulatory Authority or Governmental Entity (including 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Company.

                              “Regulatory Authority” shall mean the FDA and any other federal, state, local or foreign Governmental Entity that regulates the research, clinical investigation, marketing, distribution, advertising, labeling, promotion, sale, use handling and control, safety, efficacy, reliability or manufacturing of medical devices.

                              “Securities Act” shall mean the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

                              “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean: (i) any income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other Person in respect of unclaimed property or escheat Laws), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”); (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of filing any Tax Return with any other Person on a combined, consolidated, unitary or other similar basis, being a transferee of or successor to any Person, or as a result of any express or implied binding obligation to assume such Taxes or to indemnify any other Person.

                              “Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

                              Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 9.4 shall have the meanings assigned to such terms in this Agreement.

                    Section 9.5          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), emailed or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
Facsimile: (269) 385-2066
	Attention:	General Counsel
	Email:	Michael.Hutchinson@stryker.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, IL 60606
Facsimile: (312) 407-0411
	Attention:	Charles W. Mulaney, Jr.
Richard C. Witzel, Jr.
	Email:	Charles.Mulaney@skadden.com
Richard.Witzel@skadden.com

and

(b)	if to the Company, to:

MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, FL 33317

Facsimile: (954) 707-5360
Attention: General Counsel
Email: mfrank@makosurgical.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Facsimile:	(212) 403-2000
	Attention:	Mark Gordon
	Email:	MGordon@wlrk.com

                    Section 9.6          Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The words describing the singular number shall include the plural and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

                    Section 9.7          Jurisdiction. Each of Parent, Merger Sub and the Company hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware, each a “Delaware Court”), in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such court. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court in any other court or jurisdiction.

                    Section 9.8          Service of Process. Each of Parent, Merger Sub and the Company irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.7 of this Agreement in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.5 of this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

                    Section 9.9          Specific Performance. Each of Parent, Merger Sub and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties shall be entitled (in addition to any other remedy to which they may be entitled in law, equity or otherwise) to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

                    Section 9.10          Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart of this Agreement shall have been signed by each of the parties and delivered to the other parties. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

                    Section 9.11          Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits, annexes and schedules hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement). Except for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of Company Common Stock, Options, Restricted Stock and Company Warrants as of the Effective Time) and as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                    Section 9.12          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated by this Agreement are fulfilled to the extent possible.

                    Section 9.13          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

                    Section 9.14          Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof so long as such assignment would not delay, impair or prevent consummation of the Merger or otherwise have a Parent Material Adverse Effect. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

                    Section 9.15          Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

                    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

STRYKER CORPORATION

By	/s/ Kevin A. Lobo
	Name:	Kevin A. Lobo
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

LAUDERDALE MERGER
CORPORATION

By	/s/ David K. Floyd
	Name:	David K. Floyd
	Title:	President

[Signature Page to Agreement and Plan of Merger]

MAKO SURGICAL CORP.

By	/s/ Maurice R. Ferré, M.D.
	Name:	Maurice R. Ferré, M.D.
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAKO SURGICAL CORP.

                    FIRST: The name of the Corporation is MAKO Surgical Corp. (the “Corporation”).

                    SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

                    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

                    FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one tenth of one cent ($0.001).

                    FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                    SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                    SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                    EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director occurring at or prior to the effective time (the “Effective Time”) of the merger of Lauderdale Merger Corporation, a Delaware corporation (“Merger Sub”), with and into the Corporation pursuant to the Agreement and Plan of Merger, dated September 25, 2013, by and among Merger Sub, Stryker Corporation and the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No modification or repeal of the provisions of this Article EIGHTH shall adversely affect any right or protection of any director of the Corporation existing at the date of such modification or repeal or create any liability or adversely affect any such right or

2

protection for any acts or omissions of such director occurring prior to such modification or repeal.

                    NINTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the GCL permits the Corporation to provide indemnification) for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time through By-Law provisions, agreements with such directors, officers or agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable GCL (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others. Any amendment, repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection of a director, officer or agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

3